Exhibit 99.4

FORM OF LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, AUGUST 22, 2008, UNLESS STANDARD PACIFIC CORP. EXTENDS THE RIGHTS OFFERING (SUCH TIME AND DATE WITH RESPECT TO THE EXPIRATION OF THE RIGHTS OFFERING, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

August 4, 2008

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

This letter is being provided in connection with the rights offering (the “Rights Offering”) by Standard Pacific Corp. (“Standard Pacific”) of transferable rights to subscribe for and purchase shares of Common Stock (as defined below) (the “Rights”) distributed to all holders of record of shares of Standard Pacific common stock, par value $0.01 per share (“Common Stock”), at 5:00 p.m., New York City time, on July 28, 2008 (the “Record Date”). The Rights, the Rights Offering and Common Stock are described in the enclosed prospectus supplement and the accompanying prospectus (collectively, the “Prospectus”). The Rights are evidenced by a transferable subscription rights certificate (the “Rights Certificate”) registered in your name or the name of your nominee. We are requesting that you contact your clients for whom you hold shares of Common Stock beneficially, and who have received the Rights distributable with respect to those shares, regarding the Rights Offering.

In the Rights Offering, Standard Pacific is offering an aggregate of approximately 50,000,000 shares of Common Stock, as described in the Prospectus. As described in the Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned at 5:00 p.m., New York City time, on the Record Date. Each Right will allow such holder to subscribe for 0.68523554 shares of Common Stock at a subscription price of $3.05 per full share (the “Subscription Price”). Such holders will not receive fractional shares of Common Stock or cash in lieu of fractional shares of Common Stock as a result of their exercise of Rights pursuant to the Rights Offering, but instead shares of Common Stock received upon the exercise of Rights will be rounded down to the nearest whole number. For example, if your client owned 75 shares of Common Stock as of 5:00 p.m., New York City time on the Record Date, your client would receive 75 Rights and would have the right to purchase 51.3926655 shares of Common Stock. Because fractional shares of Common Stock will not be issued in the Rights Offering, your client would be entitled to purchase 51 shares of Common Stock in the Rights Offering for the Subscription Price.

Rights may be transferred or assigned and the New York Stock Exchange (the “NYSE”) has informed us that the Rights will be traded on the NYSE under the symbol “SPF RT” beginning on or about August 5, 2008. In addition, you may sell your Rights through the Subscription Agent, in which case, you must deliver your properly executed Rights Certificate, with appropriate instructions, to the Subscription Agent by 5:00 p.m., New York City time, on August 19, 2008, three business days prior to the Expiration Time.

We have enclosed copies of the following documents for your use:

1.	The Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee;

3.	A Notice of Guaranteed Delivery for Rights Certificates Issued by Standard Pacific;

4.	A Beneficial Owner Election Form, on which you may obtain your clients’ instructions with regard to the Rights;

5.	A Nominee Holder Certification Form;

6.	A return envelope addressed to Mellon Bank N.A., the Subscription Agent for the Rights Offering; and

7.	Notice of Important Tax Information.

To exercise the Rights, you should deliver the properly completed and signed Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), with payment of the Subscription Price for each share of Common Stock subscribed for, to the Subscription Agent, prior to the Expiration Time, as described in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery, with payment of the full Subscription Price, including final clearance of any checks, at or prior to the Expiration Time. All exercises of Rights are irrevocable. Rights not exercised at or prior to the Expiration Time will expire and will be void and no longer exercisable.

If you hold Common Stock for the account of more than one client, you may aggregate your exercise of Rights for all your clients, provided that you identify the number of Rights you are exercising for each client. Please note that you do not have to provide the name or other identity of your clients. You may exercise such Rights in the aggregate by completing the form entitled “Nominee Holder Certification,” which we have enclosed.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Standard Pacific or the Subscription Agent.

If you hold Common Stock for clients whose address is outside the United States, you must not attempt to exercise any Rights on their behalf unless you or your client have provided evidence satisfactory to us, such as a legal opinion from local counsel, that it is lawful for your client to receive and exercise the Rights. This evidence must be provided to us and the Subscription Agent before 11:00 a.m., New York City time, on August 19, 2008, three business days prior to the Expiration Time. See the section in the Prospectus captioned “This Rights Offering—Foreign and Other Stockholders” for further information.

Additional copies of the enclosed materials may be obtained from The Altman Group, the information agent for the Rights Offering (the “Information Agent”). The Information Agent’s telephone number is (866) 864-4946 (or (201) 806-7300 for banks and brokerage firms). Any questions or requests for assistance concerning the Rights Offering should be directed to the Information Agent.

Very truly yours,

Standard Pacific Corp.

NOTHING IN THIS LETTER OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF STANDARD PACIFIC CORP. OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE RIGHTS OR COMMON STOCK ISSUABLE UPON EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS, THE RIGHTS OFFERING OR THE COMMON STOCK, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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